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                            SCHEDULE 14A INFORMATION
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                               eFunds Corporation
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                (Name of Registrant as Specified in Its Charter)


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                            PROXY SOLICITATION SCRIPT

Item 3. The Proposal to Approve the eFunds Corporation 2000 Stock Incentive
Plan.

Q. Why have you submitted your stock option plan to the stockholders for approval?

A. We are seeking stockholder approval of the option plan to ensure that the compensation paid under the plan will be tax deductible under Section 162(m) of the tax code. The plan was approved by our stockholder prior to our IPO and so we don't now need the approval of our public stockholders to continue to use the plan as the basis of our option program. However, the plan could become more expensive for us if we are unable to realize the benefits of all of the deductions that should become available to us when options are exercised.

Q. What is Section 162(m) of the tax code? What will happen if awards granted under the option plan fail to qualify as deductible under this tax requirement?

A. Section 162(m) provides that any performance-based annual compensation in excess of $1,000,000 which is paid to an executive officer of a company named in its proxy statement is not tax deductible by the company unless the compensation is paid pursuant to a plan that, among other things, has been approved by the company's shareholders. The unavailability of the tax deduction essentially increases the cost of the compensation program to the company. We are asking our stockholders to approve our stock incentive plan so that we qualify for all available tax deductions with regard to awards we make under that plan.

         For example, suppose one of our named executive officers receives a base salary of $400,000 and a bonus of $400,000. Because this compensation totals less that $1.0 million, the Company's taxable income would be reduced by $800,000 as a result of this expense. Assuming a tax rate of 40%, this reduction would then reduce the Company's tax bill by approximately $320,000.

         Now, assume that the executive exercised options under our stock option plan and realized a gain of $1,200,000, or $2,000,000 of total compensation for the year. If awards under the option plan don't qualify for deductibility under
Section 162(m) of the tax code, $1,000,000 of this amount will not be deductible by the Company. The loss of this deduction would cost the Company approximately $400,000 on its tax bill.

         It is important that stockholders approve the option plan so that the Company's tax bill can be minimized.

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Q. Do you have any officers who make more than $1,000,000 per year? If not, why does it matter whether amounts in excess of $1,000,000 qualify for a tax deduction?

A. At this point, only our Chairman and CEO has a base salary and a target bonus opportunity that approaches $1,000,000 per year. However, we share the hope of our stockholders that our share price will increase significantly and, if it does, it is possible that several of our executive officers could recognize compensation in excess of $1,000,000 through the combination of their base salaries, bonuses and option exercises. We want to make sure that we receive the tax deductions to which we are entitled if this should occur.

Q. Will you continue to use the stock option plan if it is not approved by the stockholders?

A. Yes. Awards made under the option plan have been and will continue to be a critical element of the Company's compensation and retention strategies. Because our plan was approved prior to our IPO, we don't need stockholder approval to continue granting options under the plan. The only effect of a failure by our public stockholders to approve the option plan will be an increase in the Company's tax liability.

Q. I see that you have reserved 9,100,000 shares for issuance under the stock incentive plan. Isn't this too many?

A. No, we don't think so. 9,100,000 shares represents approximately 20% of our outstanding shares, which is fairly typical for companies in our industry.

         Remember, as originally adopted, our stock option plan contained what is commonly referred to as an "evergreen" feature which provided that 20% of the Company's outstanding shares of common stock would be reserved at all times for awards under the plan. This means that the pool of shares available under the plan would be continually refreshed, even expanded, as options were exercised. In February 2001, the Board of Directors amended the stock incentive plan to eliminate this evergreen feature and fix the number of shares we can issue under the plan at 9,100,000. The Board also reduced the number of shares available under the Plan for issuance in the form of restricted shares or restricted stock rights from 910,000 to 455,000. The purpose of these amendments was to reduce the perceived size and cost of the stock option plan and to help ensure its approval by the stockholders of the Company so that awards made under the plan would qualify for deductibility under Section 162(m).

Q. Don't you have another option plan?

A. Yes, we had a plan that provided for the issuance of options to persons who formerly held options to purchase shares of Deluxe. The purpose of this option conversion plan was to allow Deluxe option holders to maintain the same relative value in the separated companies as they previously held in the combined Deluxe/eFunds

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enterprise. We issued 2.9 million shares at a weighted average exercise price of
$13.75 per share in December 2000 as part of this program. This issuance was a one time event and no more options will be issued under the option conversion plan.

         For a number of reasons, we don't think it is appropriate to lump the Deluxe Option Conversion Plan with our incentive stock option plan when deciding how to vote on our incentive stock plan. First, the grant of options under the conversion plan was a unique event that only occurred in connection with the spin-off. Second, our share price was $10.25 on the date we issued the conversion options and so these options started off well under water - and they have terms that are quite a bit shorter than the standard 7-10 term typically associated with an employee option. Third, the bulk of the conversion options are held by Deluxe employees and so these options will not help us with the retention and incentive objectives we are seeking to achieve through the stock incentive plan. Finally, remember that we are only seeking shareholder approval of the incentive stock option plan to preserve our available tax deductions and minimize the cost of the plan. The desirability of this goal is not diminished by the existence of options issued under the option conversion plan.

Q. Some shareholder advisory services, such as ISS, have recommended that I vote against your option plan because their guidelines say it is too expensive. Why should I ignore this advice?

A. Although we are pleased to note that ISS recommended that our stockholders vote to approve our Annual Incentive Plan and our Employee Stock Purchase Plan, we feel that they missed the mark a little bit by advising their clients to vote against the option plan. They may not have understood that we are only seeking shareholder approval of the plan to make sure that we maximize our available tax deductions. Because the plan was already approved in 2000 by our former sole shareholder, we will continue to use it as the foundation for our equity-based incentive programs even if our current stockholders do not vote to approve it at the annual meeting. Voting not to approve the plan will only deny the Company the ability to claim all available deductions related to compensation paid under the option plan, thereby possibly increasing its costs. We feel ISS has done our stockholders a disservice by rigorously adhering to their mathematical analysis of the plan. Clearly, this is one of those times where an element of judgment must be used to override what a narrow focus on a standardized formula might otherwise indicate.

         In our industry, it is simply not possible to attract and retain the top-quality officers, employees and directors we need to help make the Company an exceptional performer without a stock option plan. By voluntarily eliminating the "evergreen" feature of our plan and reducing the number of shares available for issuance as restricted stock awards, we feel we took some big steps towards reducing the perceived size and cost of the stock incentive plan in order to make it more acceptable to our stockholders. We are disappointed that ISS did not take these efforts by us into account when making its recommendation. We continue to believe that it is in our stockholders' best self-interest to vote "FOR" the approval of the stock incentive plan.

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Q. Does your plan allow you to reprice outstanding options if your share price declines following an option grant?

A. Technically, yes, we could do that - but it is not our practice to do so. I would point out here that we did not reprice any of our $13.00 IPO options when our share price declined in the first few months following our IPO. Like our stockholders, we have confidence in the long-term prospects of our Company. We would view an option repricing initiative as an extraordinary event that we certainly would look awfully long and hard at before going forward.

Release Date
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Copies of the foregoing script were released to the individuals who will be making the actual solicitation of proxies regarding the approval of the Company's 2000 Stock Incentive Plan on April 5, 2001.

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